EXHIBIT 4.2

              AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT


            This Amendment No.1 (the "Amendmet") to the Securities Purchase Agreement, dated as of February 4, 2002 (the "Agreement"), by and between The Ashton Technology Group, Inc. ("Ashton") and OptiMark Innovations Inc. ("OptiMark") is made as of this 6th day of March, 2002 by and between Ashton and OptiMark. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

            WHEREAS the Agreement provides that any term of the Agreement may be amended with the written consent of Ashton and OptiMark;

            WHEREAS in accordance with the foregoing, Ashton and OptiMark desire to amend the Agreement;

            NOW THEREFORE, in consideration of the premises and the covenants hereinafter set forth, Ashton and OptiMark agree as follows:

1. Section 6.12 of the Agreement. Section 6.12(a)(iii) of the Agreement is hereby amended and restated as follows:

         (iii) by either the Company or the Investor, so long as such party has not materially breached its obligations hereunder, if the Closing has not occurred on or before April 30, 2002;

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

3. Each of Ashton and OptiMark hereby represent and warrant to the other that (i) all corporate action on its part and the part of its directors necessary for the due authorization, execution and delivery of this Amendment has been taken, and (ii) this Amendment will be a valid and binding obligation of it enforceable against it in accordance with its terms.

4.      Miscellaneous.

         a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to principles of conflict of laws.

         b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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            IN WITNESS WHEREOF, each of the undersigned has caused this
Amendment to be executed as of the date first written above.

                                              THE ASHTON TECHNOLOGY GROUP, INC.

                                              By:  /s/ William W. Uchimoto
                                                  ------------------------------
                                                  Name:  William W. Uchimoto
                                                  Title: EVP & General Manager


                                              OPTIMARK INNOVATIONS INC.

                                              By:  /s/ Niel G. Cohen
                                                  ------------------------------
                                                  Name:   Niel G. Cohen
                                                  Title:  Secretary